Exhibit 10.4

ENERGY XXI GULF COAST, INC.

EMPLOYEE SEVERANCE PLAN

Amended and Restated February 27, 2017

I.

DEFINITIONS AND CONSTRUCTION

1.1           Definitions. Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary.

(a)          “Base Salary” shall mean the annual rate of base compensation paid by the Company to a Covered Employee (including amounts which the Covered Employee could have received in cash had he not elected to contribute to an employee benefit plan maintained by the Company), excluding overtime pay, bonuses, employee benefits, automobile allowances, added premiums, differentials, and all forms of incentive compensation. Base Salary shall be determined effective as of the date of the Covered Employee’s termination (or, in the event of a reduction in Base Salary at or following a Change of Control, as of immediately prior to the reduction). A “Month of Base Pay” shall mean Base Salary divided by twelve. A “Week of Base Pay” shall mean Base Salary divided by fifty-two.

(b)          “Board” shall mean the Board of Directors of Energy XXI Gulf Coast, Inc.

(c)          “Bonus” shall mean the bonus amount paid by the Company to a Covered Employee.

(d)          “Change of Control” shall be deemed to have occurred upon the occurrence of any of the following events after the Effective Date:

(1)         A merger of the Company with another entity, a consolidation involving the Company, or the sale of all or substantially all of the assets of the Company to another entity if, in any such case, (i) the holders of equity securities of the Company immediately prior to such transaction or event do not beneficially own immediately after such transaction or event equity securities of the resulting entity entitled to 50% or more of the votes then eligible to be cast in the election of the directors generally (or comparable governing body) of the resulting entity in substantially the same proportions that they owned the equity securities of the Company immediately prior to such transactions or event or (ii) the persons who were members of the Board immediately prior to such transaction or event shall not constitute at least a majority of the board of directors of the resulting entity immediately after such transaction or event;

(2)         The dissolution or liquidation of the Company;

(3)         When any person or entity, including a “group” as contemplated by Section 13(d)(3) of Securities Exchange Act of 1934, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the combine voting power of the outstanding securities of the Company; or

1

(4)         As a result of or in connection with a contested election of directors, the persons who were members of the Board immediately before such election shall cease to constitute a majority of the Board.

For purposes of the preceding sentence, (i) “resulting entity” in the context of a transaction or event that is a merger, consolidation or sale of all or substantially all assets shall mean the surviving entity (or acquiring entity in the case of an asset sale) unless the surviving entity (or acquiring entity in the case of an asset sale) is a subsidiary of another entity and the holders of common stock of the Company receive capital stock of such other entity in such transaction or event, in which event the resulting entity shall be such other entity, and (ii) subsequent to the consummation of a merger or consolidation that does not constitute a Change of Control, the Company shall refer to the resulting entity and the term “Board” shall refer to the board of directors (or comparable governing body) of the resulting entity.

(e)           “Code” means the Internal Revenue Code of 1986, as amended.

(f)           “Committee” shall mean the committee appointed by the Company to administer the Plan.

(g)           “Company” shall mean Energy XXI Gulf Coast, Inc.

(h)           “Covered Employee” shall mean any individual employed as a regular full-time employee (or a regular part-time employee regularly scheduled to work at least 30 hours per week) of the Company or its subsidiaries or affiliates on or after the Effective Date of the Plan who has completed six months of continuous service with the Company or its current or former subsidiaries or affiliates (not on leave of absence or disability leave), or any other individual designated by the Committee. “Covered Employee” shall not include any employee who is eligible for severance under any other contract or arrangement with the Company or its subsidiaries or affiliates.

(i)           “Effective Date” shall mean February 27, 2017.

(j)           “Lump Sum Severance Amount” shall mean:

(1)         For any Covered Employee who is also the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Chief Accounting Officer, or an Executive Vice President, an amount equal to the sum of (a) the Covered Employee’s Base Salary plus (b) 50% of the Covered Employee’s last established annual target bonus, with such sum rounded to the nearest $10,000; and

(2)         For any Covered Employee who is also a Senior Vice President, an amount equal to the Covered Employee’s Base Salary; and

(3)         For any Covered Employee who is also a Vice President, an amount equal to 50% of the Covered Employee’s Base Salary; and

2

(4)         For any other Covered Employee, an amount equal to the greater of (a) a Month of Base Pay multiplied by three and (b) a Week of Base Pay multiplied by three and further multiplied by the number of years that the Covered Employee has been employed by the Company or its current or former subsidiaries or affiliates as determined by the Committee, subject in all cases to a maximum of six Months of Base Pay.

In the event a Covered Employee experiences a change to a lower title at or after a Change of Control, the higher pre-change title will apply in determining the Covered Employee’s Lump Sum Severance Amount.

(k)          “Plan” shall mean the Energy XXI Gulf Coast, Inc. Employee Severance Plan.

(l)          “Termination for Cause” shall mean any termination of a Covered Employee’s employment with the Company by reason of the Covered Employee’s (1) commission of any felony or of a misdemeanor involving moral turpitude, (2) material failure to perform his duties or responsibilities in a manner satisfactory to the Company, (3) engagement in conduct which is injurious (monetarily or otherwise) to the Company or any of its affiliates (including, without limitation, misuse of the Company’s or an affiliate’s funds or other property), (4) engagement in business activities which are in conflict with the business interests of the Company, (5) insubordination, (6) engagement in conduct which is in violation of the Company’s safety rules or standards or which otherwise causes injury to another employee or any other person, (7) engagement in conduct which is in violation of any policy or work rule of the Company or (8) engagement in conduct which is in violation of the Company’s guidelines for appropriate employee conduct or which is otherwise inappropriate in the office or work environment. Termination for Cause shall be determined in the sole good-faith discretion of the Committee.

(m)          “Termination without Cause” shall mean any termination, on or after the Effective Date, of a Covered Employee’s employment with (i) the Company and its subsidiaries and affiliates, or (ii) the Company’s successor and its subsidiaries and affiliates within one year following a Change of Control, which does not result from a voluntary resignation or retirement or other termination by the Covered Employee; provided, however, the term “Termination without Cause” shall not include:

(1)         a Termination for Cause;

(2)         a termination as a result of the Covered Employee’s death;

(3)         any termination as the result of the Covered Employee’s disability (as defined in an applicable long-term disability policy of the Company or an affiliate); or

(4)         any termination which the Company expects to be of short duration and pursuant to which the Covered Employee is subject to reemployment with the Company within a reasonable period of time (as determined by the Committee).

3

1.2           Number and Gender. Wherever appropriate herein, words used in the singular shall be considered to include the plural and the plural to include the singular. The masculine gender, where appearing in this Plan, shall be deemed to include the feminine gender.

1.3           Headings. The headings of Articles and Sections herein are included solely for convenience and if there is any conflict between such headings and the text of the Plan, the text shall control.

II.

SEVERANCE BENEFITS

2.1           Severance Benefits.

(a)          Subject to the Covered Employee’s compliance with Sections 2.3-2.5 hereof, a Covered Employee will be entitled to severance benefits if the Covered Employee’s employment is Terminated without Cause as follows:

(1)         A cash payment equal to the Lump Sum Severance Amount, and

(2)         If the Covered Employee timely elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for the Covered Employee and his or her dependents who were covered under Company’s medical and dental benefit plans on the day prior to the Covered Employee’s Termination without Cause, the Company shall pay to the insurer the portion of the cost of such coverage that was subsidized by the Company immediately prior to the Termination without Cause for a period of up to twelve months following a Termination without Cause, subject to termination in the event the Covered Employee fails to pay his or her portion of the premiums or the Covered Employee becomes eligible to receive medical or dental coverage from a subsequent employer (and any such eligibility shall be promptly reported to the Company by the Covered Employee).

The Lump Sum Severance Payment will be paid in cash within 15 days following the effectiveness of the Release and no later than 60 days following the Covered Employee’s Termination without Cause. If the Lump Sum Severance Payment is reasonably determined by the Committee to be “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) then the Lump Sum Severance Payment shall be paid on the 60th day following the date of the Covered Employee’s “separation from service” (within the meaning of Section 409A of the Code), subject to Section 2.8.

2.2           Other Severance Arrangements. Severance payments provided herein shall be subject to any required tax withholding. If an employee is entitled to severance benefits under an individual contract, agreement, or arrangement, such employee shall not be entitled to any severance benefits pursuant to the Plan but shall instead be entitled to severance benefits in such amount and form as are provided pursuant to the terms of such contract, agreement or arrangement (which contract agreement or arrangement is hereby incorporated by reference and made of part of the Plan).

4

2.3           Release and Full Settlement. Notwithstanding anything herein to the contrary, the Company shall not be obligated to make any payments or provide any benefit under Section 2.1 hereof, unless the Covered Employee executes a valid and binding release in the form established by the Company that becomes effective no later than the 60th day following a Covered Employee’s Termination without Cause (the “Release”). The Release shall include, among other provisions, a release of claims against the Company, its shareholders, partners, officers, directors, employees, attorneys, and agents from any and all claims and from any and all causes of action of any kind or character, including but not limited to all claims or causes of action arising out of such Covered Employee’s employment with the Company or the termination of such employment, and the performance of the Company’s obligations hereunder and an acknowledgement that the receipt of the benefits provided hereunder by such Covered Employee shall constitute full settlement of all such claims and causes of action. For the avoidance of doubt, if the Release does not become effective by the 60th day following a Covered Employee’s Termination without Cause, no payments or benefits will be due the Covered Employee under this Plan.

2.4           Confidential Information. In consideration of the receipt of severance benefits hereunder, each Covered Employee agrees that he will not, without the prior written consent of the Company, except as may be required by any competent legal authority, use or disclose to any person, firm, subsequent employer, or legal authority, any confidential or proprietary information, record, or trade secret related to the Company or any of its subsidiaries for any purpose, and that such Covered Employee shall return all copies of such information to the Company no later than the termination date. The Covered Employee acknowledges that the promise to keep confidential the Company’s information is a valuable incentive to the Company for providing severance benefits under this Plan, that the Company would be irreparably harmed by the use or disclosure of its confidential information in violation of this Section 2.4, and that the Company may enforce the provisions of this paragraph through the seeking of injunctive relief.

2.5           Non-Solicitation. In consideration of receipt of any severance benefits hereunder, each Covered Employee agrees that, for a period of one year following the Covered Employee’s termination date, the Covered Employee will not, directly or indirectly, in any manner or capacity induce any person to discontinue his or her employment in the Company or the Company’s successor or to interfere with the business of the Company or the Company’s successor.

2.6           Liquidated Damages. If a Covered Employee who has received severance benefits pursuant to Section 2.1 above is found by the Committee to be in violation of the confidentiality and/or non-solicitation provisions as described in Sections 2.4 and 2.5 above, then the Covered Employee shall be required to repay to the Company as liquidated damages the full amount of severance received by the Covered Employee. Any payment required pursuant to this Section shall be due and payable in a single lump sum within 30 days of written notice to such Covered Employee of the Committee’s finding.

2.7           Repayment Upon Reemployment. If a Covered Employee who has received severance benefits pursuant to Section 2.1 above is reemployed by the Company other than on a temporary or part-time basis or as an independent contractor during the period following the Covered Employee’s Termination without Cause that is equal to the number of Months of Base Pay included in the Covered Employee’s Lump Sum Severance Amount, he shall be required to repay to the Company the following amount:

5

(a)          The severance amount paid to him by the Company incident to his Termination without Cause; minus

(b)          The amount of Months of Base Pay that he would have received from the Company between the date of his termination and the date of his reemployment by the Company had he remained employed by the Company during such period.

Any repayment required pursuant to this Section shall be made in a single lump sum within thirty days of the Covered Employee’s reemployment with the Company; provided, however, that the Company, in its sole discretion, may permit the Covered Employee to tender such repayment by payroll deductions over such period of time as the Company may determine.

2.8           Payments Subject to Section 409A of the Code. Notwithstanding anything herein to the contrary, if any amounts payable hereunder are reasonably determined by the Committee to be “nonqualified deferred compensation” payable to a “specified employee” upon “separation from service” (within the meaning of Section 409A of the Code) then such amounts that would otherwise be payable upon separation from service shall be held and not be paid by the Company upon separation from service, but shall be paid as soon as administratively feasible following the earlier of: (i) the first day that is six months following the Participant’s separation from service; or (ii) Participant’s date of death. Any such distribution or payment otherwise payable to the Participant pursuant to the terms of the Plan within the period described in the immediately preceding sentence following the Participant’s separation from service with the Company will accrue and will be payable in a lump sum payment, with interest at the prime rate as published in the Wall Street Journal, on the payment date set forth in the immediately preceding sentence.

III.

ADMINISTRATION OF PLAN

3.1           Plan Administration. For the purposes of the Plan and the Employee Retirement Income Security Act of 1974, as amended, the plan administrator and named fiduciary of the Plan is the Committee. The Committee shall hold such meetings and establish such rules and procedures as may be necessary to enable it to discharge its duties hereunder. All actions of the Committee shall be recorded by a secretary who need not be a Committee member. The Committee shall have all powers necessary or proper to administer the Plan and to discharge its duties under the Plan, including, but not limited to, the following powers:

(a)          To make and enforce such rules and regulations as it may deem necessary or proper for the orderly and efficient administration of the Plan;

(b)          To interpret the Plan, its interpretation thereof in good faith to be final and conclusive on all persons claiming benefits under the Plan;

6

(c)          To authorize the payment of benefits under the Plan;

(d)          To prepare and distribute information explaining the Plan;

(e)          To appoint or employ persons to assist in the administration of the Plan; and

(f)          To obtain such information as is necessary for the proper administration of the Plan.

The Committee may allocate to others certain aspects of the management, operation and responsibilities of the Plan, including the employment of advisors and the delegation of any ministerial duties or functions to qualified individuals. The Company agrees to indemnify the members of the Committee against all liabilities, damages, costs and expenses (including attorneys’ fees and amounts paid in settlement of any claims approved by the Company) occasioned by any act or omission to act in connection with the Plan if such act or omission was in good faith.

3.2           Claims Review. The Committee will advise each Covered Employee of any Plan benefits to which the Covered Employee is entitled. If the Covered Employee believes that the Committee has failed to advise him or her of any Plan benefits to which he or she is entitled, then the Covered Employee may file a written claim with the Committee. The Committee shall review such claim and respond thereto within a reasonable time after receiving the claim. In any case in which a Covered Employee’s claim for Plan benefits is denied or modified, the Committee shall:

(a)          state the specific reason for the denial or modification;

(b)          provide specific reference to pertinent Plan provisions on which the denial or modification is based;

(c)          provide a description of any additional material or information necessary for the Covered Employee or his representative to perfect the claim and an explanation of why such material or information is necessary; and

(d)          explain the Plan’s claim review procedure as contained herein.

In the event the request is denied or modified, if the Covered Employee or his representative desires to have such denial or modification reviewed, he must, within sixty days following receipt of the notice of such denial or modification, submit a written request for review by the Committee of its initial decision. Within sixty days following such request for review the Committee shall render its final decision in writing to the Covered Employee or his representative stating specific reasons for such decision. If special circumstances require an extension of such sixty-day period, the Committee’s decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review. If an extension of time for review is required, written notice of the extension shall be furnished to the Covered Employee or representative prior to the commencement of the extension period.

7

IV.

GENERAL PROVISIONS

4.1           Funding. The benefits provided herein shall be unfunded and shall be provided from the Company’s general assets.

4.2           Cost of Plan. The entire cost of the Plan shall be borne by the Company and no contributions shall be required of the Covered Employees.

4.3           Plan Year. The Plan shall operate on a plan year consisting of the twelve consecutive month period commencing on January 1 of each year.

4.4           Amendment and Termination. The Plan may be amended from time to time, or terminated and discontinued, at any time, in each case at the discretion of the Board or Committee; provided, however, that within one year following a Change of Control the Plan may not be amended or terminated to the detriment of a Covered Employee without that Covered Employee’s written consent; provided, further, that without written consent the termination or detrimental amendment of the Plan will not be effective as to a Covered Employee who has experienced a Termination without Cause. A Plan amendment shall be effected by adoption by the Board or Committee of a resolution setting forth such amendment and by execution by the Committee Chairman of a written instrument of Plan amendment. Plan termination shall be effected by adoption by the Board or Committee of a resolution to terminate the Plan and by execution by the Chairman of the Board or Committee, as applicable, of a written instrument of Plan termination.

4.5           No Contract of Employment. The adoption and maintenance of the Plan shall not be deemed to be a contract of employment between the Company and any person or to be consideration for the employment of any person. Nothing herein contained shall be deemed to give any person the right to be retained in the employ of the Company or to restrict the right of the Company to discharge any person at any time nor shall the Plan be deemed to give the Company the right to require any person to remain in the employ of the Company or to restrict any person’s right to terminate his employment at any time.

4.6           Severability. Any provision in the Plan that is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

4.7           Nonalienation. Covered Employees shall not have any right to pledge, hypothecate, anticipate or assign benefits or rights under the Plan, except by will or the laws of descent and distribution.

4.8           Governing Law. The Plan shall be interpreted and construed in accordance with the laws of the State of Texas except to the extent preempted by federal law.

8

4.9           No Guarantee of Tax Consequences. The Covered employee shall be solely responsible for and liable for any tax consequences (including but not limited to any interest or penalties) as a result of participation in the Plan. Neither the Board, nor the Company nor the Committee makes any commitment or guarantee that any federal, state or local tax treatment will apply or be available to any person participating or eligible to participate hereunder and assumes no liability whatsoever for the tax consequences to the Covered Employees.

IN WITNESS WHEREOF, the Company has executed this amended and restated Plan this 27th day of February 2017.

ENERGY XXI GULF COAST, INC.

By:	/s/ Michael S. Reddin
Printed Name:	Michael S. Reddin
Title:	Chairman, Interim CEO, & President

9